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EXHIBIT 23



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                       CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Alex. Brown Incorporated:

  We consent to incorporation by reference in the Registration Statements (Nos. 33-23789, 33-26988, 33-40618, 33-40619, 33-45715, 33-46282 and
33-67050) on Forms S-8 of Alex. Brown Incorporated of our reports dated January 24, 1994, relating to the consolidated statements of financial condition of Alex. Brown Incorporated and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of earnings, stockholders' equity and cash flows and related schedules for each of the years in the three-year period ended December 31, 1993, which reports appear in or are incorporated by reference in the December 31, 1993 annual report on Form 10-K of Alex. Brown Incorporated.


                                      KPMG Peat Marwick

Baltimore, Maryland
March 25, 1994